Exhibit 10.1

This agreement is stamp duty exempted pursuant to § 33 TP 19 para 4 no 3 GebG.

Annex no 1 to MULTIPURPOSE CREDIT LINE AGREEMENT no. 015023-510-01

of October 12, 2006.

entered into on January 16, 2007 by and between:

Fortis Bank SA/NV, Austrian Branch with its register office at Technologiestraße 8, 1120 Wien, Austria entered into Commerce Register maintained by the Republic of Austria, under No. FN 263765, hereinafter referred to as the “Bank”, represented by:

1)	Andrea Vaz-König, Business Center Manager

2)	Alfred Wundler-Auner, Chief Accountant

and

Carey Agri International Poland Spółka z ograniczona odpowiedzialnoscia (limted liability company), with its registered office in 00-690 Warszawa, ul. Bokserska 66A, entered into the District Court for the capital city of Warsaw, XX Commercial Division of the National Court Register under KRS no. 51098, (hereinafter referred to as “the Borrower”), represented by:

1) William Carey
2) -

In connection with the extension of financing term, current credit term, additional stipulations and appendix no 2 to the MULTIPURPOSE CREDIT LINE AGREEMENT no. 015023-510-01 of October 12, 2006 the Parties hereto have agreed upon to alter the MULTIPURPOSE CREDIT LINE AGREEMENT no. 015023-510-01 of October 12, 2006 hereinafter referred to as “ The Agreement” to read as follow:

I.	The existing Item 3 of The Agreement shall have the following wording:

“3. Financing term: until April 16, 2007”

II.	The existing Item 4 of The Agreement shall have the following wording:

“4. Current credit term: until April 16, 2007”

III.	The existing Item 12 section b) of The Agreement shall have the following wording:

“b) The non revolving loan may be disbursed until April 16, 2007”

IV.	The existing appendix no 2 of The Agreement shall have the following wording:

“Annex no 1 to BANK GUARANTEE dated October 12, 2006

ING Securities S.A. Plac Trzech Krzzy 10/14, 00-499 Warszawa

(BENEFICIARY)

Vienna, 16th of January 2007

The Parties have agreed to amend the contents of Annex no.1 bank guarantee dated October 12, 2006 and agreed on the following amended contents of the guarantee:

Further to the planned tender offer (“TENDER OFFER”) to buy shares of POLMOS BIAŁYSTOK S.A. joint stock public company organized under Polish law with its seat at Elewatorska street no 20, 15-950 Białystok, Poland by CAREY AGRI INTERNATIONAL POLAND SP. Z O.O., organized under the Polish law with its seat in Bokserska 66A, 02-690 Warsaw, Poland, we, Fortis Bank S.A./NV, Austrian Branch at Technologiestrasse 8, 1120 Wien, Austria, (the “BANK”), hereby guarantee irrevocably, unconditionally up to the maximum amount of:

PLN 350,000,000,- (say: three hundred and fifty million POLISH ZLOTYS)

to secure obligations arising from the TENDER OFFER, including the payment of the purchase price, to buy shares of Polmos Białystok.

Claims, if any, under the GUARANTEE will be honored on your first written demand, stating that CAREY AGRI INTERNATIONAL POLAND SP. Z O.O. has not fulfilled its obligations under the Tender Offer, without objection in respect of such obligations and without investigating or reviewing the reasons or grounds of such demand.

Each payment of CAREY AGRI INTERNATIONAL POLAND SP. Z O.O. on the account no: PL27 1050 0086 1000 0022 0058 2167, SWIFT: INGB PL PW owned by ING Securities S.A. Plac Trzech Krzyzy 10/14, 00-499 Warsaw related to the purpose of issuing the guarantee (payment of purchase price of shares of POLMOS BIAŁYSTOK SA) will automatically reduce the amount of the guarantee.

This GUARANTEE is valid for the period starting from the announcement date of the tender up to March 31, 2007. The GUARANTEE expires fully and automatically in case of: (i) your request for payment under the GUARANTEE has not been presented to our Bank within the GUARANTEE validity period or, (ii) return to us of the original of the GUARANTEE, and (iii) payment of the maximum amount of the GUARANTEE.

For identification purposes your demand for payment along with the statement that CAREY AGRI INTERNATIONAL POLAND SP. Z O.O. has not fulfilled its obligations under the Tender Offer must be sent by SWIFT or through the agency of another bank confirming that the signatures on the aforesaid documents have been put by authorized persons.

Should the amount due for the BENEFICIARY get reduced, among other reasons as a result of a partial payment of the amount due whose full payment is secured by this GUARANTEE, the total amount of this GUARANTEE decreases proportionally to the reduced amount secured by this GUARANTEE.

Any rights arising from this GUARANTEE may not be assigned in favor of any third party without our prior written consent, otherwise such assignment shall be deemed null and void.

This Agreement shall be subject to Polish law. Any disputes arising out of this GUARANTEE shall be settled in compliance with Polish law, and the Parties hereto submit to the exlusive jurisdiction of the court in Warsaw in Poland”.

V.	Any other terms and conditions of The Agreement shall remain unchanged.

/s/ Andrea Vaz-Köning, /s/ Alfred Wundler-Auner	/s/ William Carey
Stamp and signatures for the Bank	Company stamp and signatures of representatives authorized to assume financial obligations on behalf of the Borrower

The signature of the Borrower has been affixed in my presence.

Marta Łoza	/s/ Marta Łoza
name and surname of the Bank employee	signature of the Bank’s employee